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EXHIBIT 5.1 Legal Opinion of Weed & Co. LLP

                                 WEED & CO. LLP
     4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

                                  July 23, 2003


Board of Directors
American IDC Corp.
11301 Olympic Boulevard, Suite 680
Los Angeles, CA 90064

         Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with American IDC Corp.'s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 2,500,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the July 2003 Non-Qualified Stock & Stock Option Plan (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and the Registration Statement and related prospectus, will be legally issued, fully paid and non-assessable.

                                                     Very truly yours,


                                                     /s/ Weed & Co. LLP
                                                     Weed & Co. LLP